Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262105

PROSPECTUS SUPPLEMENT NO. 12
(to Prospectus dated April 5, 2023)

BuzzFeed, Inc.
94,214,674 Shares of Class A Common Stock
15,637,500 Shares of Class A Common Stock Underlying Convertible Notes
98,332 Warrants to Purchase Shares of Class A Common Stock
9,875,833 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 5, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-3, as amended and supplemented (No. 333-262105). This prospectus supplement is being filed to reflect the transfer of an aggregate of 1,200,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), by Jonah Peretti to NBCUniversal Media, LLC. These shares automatically converted into 1,200,000 shares of Class A common stock, par value $0.0001 per share, upon receipt by NBCUniversal Media, LLC.

The following line items and related footnotes to the table appearing under the caption “Selling Securityholders” beginning on page 28 of the Prospectus are hereby amended or added as follows:

	Shares Beneficially Owned Prior to this Offering			Shares of Class A Common Stock Registered for Sale in this Offering	Shares Beneficially Owned After this Offering
Name(1)	Class A Common Stock	Class B Common Stock	Class C Common Stock		Class A Common Stock	Class B Common Stock	Class C Common Stock
NBCUniversal Media, LLC(7)	20,707,693	—	—	20,707,693	—	—	—
Jonah Peretti(22)	4,937,240	5,237,416	—	10,174,656	—	—	—

______________________
(1)     Unless otherwise noted, the mailing address of each of those listed above is c/o BuzzFeed, Inc., 229 West 43rd Street, 10th Floor, New York, NY 10036.

(7)    Shares registered for sale hereby consist of 19,507,693 BuzzFeed Holder Shares and 1,200,000 shares of Class A common stock, which were converted from 1,200,000 shares of Class B common stock transferred from Jonah Peretti on December 4, 2023 pursuant to the terms of the Escrow Agreement. All of the shares reported in the table are directly beneficially owned by NBCU. NBCU is a wholly owned subsidiary of NBCUniversal, LLC, which, in turn, is wholly owned by Comcast Corporation (“Comcast”). As such, NBCUniversal, LLC and Comcast may each be deemed to have shared voting and investment discretion over securities directly owned by NBCU. The principal business office of Comcast is One Comcast Center, 1701 John F. Kennedy Blvd., Philadelphia, PA 19103. The principal business office of both NBCU and NBCUniversal, LLC is 30 Rockefeller Plaza, New York, NY 10112.

(22)    Shares registered for sale hereby consist of 5,237,416 shares of our Class B common stock directly held by Jonah Peretti, LLC. In addition to the Class B common stock, Mr. Peretti holds an irrevocable proxy granted by John S. Johnson III and Johnson BF pursuant to the Holder Voting Agreement, as further described in footnote (18), over an aggregate 4,937,240 BuzzFeed Holder Shares. Jonah Peretti is the managing member of Jonah Peretti, LLC and has voting and dispositive power over the shares held directly by Jonah Peretti, LLC.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

References in the Prospectus to the “Selling Securityholders” shall hereafter refer to the Selling Securityholders named in the tables of selling securityholders beginning on page 28 of the Prospectus, as amended by any amendments or supplements thereto, including this prospectus supplement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2023